Bacterin International Announces Financing

BELGRADE, MT, June 5, 2013 -- Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of revolutionary bone graft material and coatings for medical applications, today announced that it has entered into a definitive securities purchase agreement with both existing and new investors to purchase 8.51 million unregistered shares of its common stock and warrants to purchase approximately 4.25 million shares of its common stock. Upon closing, the transaction will result in gross proceeds to Bacterin International of approximately $4.85 million, before deducting placement agents’ fees and offering expenses. Proceeds from the transaction will be used to fund the Company's operations and working capital requirements.

“This financing is a critical milestone to improve liquidity and strengthen our balance sheet,” said John Gandolfo, Interim Co-CEO and Chief Financial Officer of Bacterin International. “With this financing in place, we will be in a better position to attract a well qualified CEO and fund our strategic sales initiatives that will reinvigorate our growth plans. This financing will also increase our shareholders’ equity and will be a key component of the compliance plan we intend to submit to the NYSE MKT exchange.”

Subject to NYSE MKT additional listing approval, the Company will issue approximately 8.51 million shares of common stock to new and existing investors at a price per share of $0.57, which represents a 10% discount to the closing price on June 4, 2013. For each common share purchased in the offering, investors will receive a warrant providing the right to purchase 0.5 shares of Bacterin common stock at an exercise price of $0.72, a 15% premium to the June 4, 2013 closing price. The warrants will be exercisable for seven years beginning 6 months from the date of issuance.

In connection with the financing, the Company will also enter into a Registration Rights Agreement with the Investors, pursuant to which the Company will agree to file a registration statement with the Securities and Exchange Commission ("SEC") covering the resale of the shares of common stock issued to the Investors and the shares of common stock that are issuable to the Investors upon exercise of the warrants. Any resale of these securities under such resale registration statement will only be made by a prospectus.

William Blair & Company, L.L.C. acted as the sole Placement Agent for the private placement.

A more detailed description of the private placement is contained in the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2013. The securities offered in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission or an applicable exemption from such registration requirements.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE MKT: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin International's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin International's Medical Device division develops and licenses coatings for various medical device applications. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. Bacterin International cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: NYSE MKT approval of the private placement; the Company’s ability to timely file a registration statement and have the registration statement declared effective; the Company’s ability to regain compliance with the NYSE MKT exchange listing requirements; the Company’s ability to meet existing and anticipated contractual obligations, including financial covenants and other obligations contained in the Company’s secured lending facility; the Company’s ability to manage cash flow and achieve profitability; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property and customer relationships; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to recruit a new CEO and to attract and retain existing management and employees with appropriate skills and expertise; the Company’s ability to successfully conclude certain pending government investigations; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors set forth in the Company's SEC filings from time to time. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

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Investor Contact:

COCKRELL GROUP

Rich Cockrell

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com

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